The Board of Directors
SJNB Financial Corp.:

     We consent to incorporation by reference in the registration statement (No. 33-31392) on Form S-8 of SJNB Financial Corp. of our report dated July 15, 1998, relating to the consolidated balance sheets of SJNB Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of SJNB Financial Corp.

s/KPMG Peat Marwick


San Jose, CA
March 6, 1998